                       GREAT UNIVERSAL ACQUISITION CORP.
                      AN INDIRECT WHOLLY-OWNED SUBSIDIARY

                                      OF

                       THE GREAT UNIVERSAL STORES P.L.C.

                        HAS INCREASED THE PRICE OF ITS
                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                      OF

                             METROMAIL CORPORATION
                                      TO

                             $34.50 NET PER SHARE
                    (SUBJECT TO CONDITION DESCRIBED BELOW)


 THE OFFER HAS NOT BEEN EXTENDED. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 10, 1998, UNLESS THE OFFER IS EXTENDED.


To Brokers, Dealers, Banks, Trust                                March 30, 1998
 Companies and Other Nominees:

  We have been engaged by Great Universal Acquisition Corp., a Delaware corporation (the "Purchaser"), which is an indirect wholly-owned subsidiary of The Great Universal Stores P.L.C., a corporation organized under the laws of the England ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), including the associated preferred share purchase rights (the "Rights," and together with the Common Stock, the "Shares"), of Metromail Corporation, a Delaware corporation (the "Company"), at $34.50 per Share ($31.50 per Share if the Merger Agreement and the Stock Purchase Agreements, as such terms are defined in the Offer to Purchase, do not continue in full force and effect in accordance with their terms), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated March 16, 1998 (the "Offer to Purchase"), as amended and supplemented by the Supplement thereto dated March 30, 1998 (the "Supplement"), and in the related revised Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

  Enclosed herewith are copies of the following documents:

  1. The Supplement dated March 30, 1998;

  2. The revised Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

  3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  4. The revised Notice of Guaranteed Delivery; and

  5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

  The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares that, when added to any Shares acquired pursuant to the Stock Purchase Agreements (as defined in the Offer to Purchase) simultaneously with the acceptance of Shares for payment pursuant to the Offer, represent at least a majority of all outstanding Shares on a fully diluted basis on the date of purchase.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay promptly after the Expiration Date (as defined in the Offer to Purchase) for all shares validly tendered prior to the Expiration Date and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto), (ii) a Letter of Transmittal (either the original Letter of Transmittal previously circulated with the Offer to Purchase or the revised Letter of Transmittal circulated with the Supplement may be used), or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the revised Letter of Transmittal.

  If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in
Section 2 of the Offer to Purchase. Stockholders desiring to tender pursuant to the procedure for guaranteed delivery described in Section 2 of the Offer to Purchase may use the original Notice of Guaranteed Delivery previously circulated with the Offer to Purchase or the revised Notice of Guaranteed Delivery circulated with the Supplement.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 10, 1998, UNLESS EXTENDED.

  Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the revised Letter of Transmittal.

  Additional copies of the enclosed materials may be obtained by contacting the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the enclosed Supplement.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.
                                           as Dealer Manager
                                          245 Park Avenue
                                          New York, New York 10167
                                          Call Toll Free: (888) 308-6708


   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE, THE SUPPLEMENT OR THE REVISED LETTER OF TRANSMITTAL.